EXHIBIT 99.2 - ANNUAL REPORT OF ACCOUNTANT RELATIVE TO SERVICING







             Report of Independent Registered Public Accounting Firm



The Board of Directors
CarMax Auto Superstores, Inc.:


We have examined management's assertion about CarMax Auto Superstores, Inc.'s (CarMax) compliance, as Servicer, with section 3.9 of the Sale and Servicing Agreement (see excerpt attached), dated October 1, 2004 (the Agreement), between CarMax, as Servicer, CarMax Auto Funding LLC, as Seller, and CarMax Auto Owner Trust 2004-2, for the period from October 1, 2004 through February 28, 2005, included in the accompanying Management Report. Management is responsible for CarMax's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about CarMax's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about CarMax's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our opinion does not provide a legal determination on CarMax's compliance with specified requirements.

In our opinion, management's assertion that CarMax Auto Superstores, Inc. complied with the requirements of the aforementioned section of the Agreement for the period from October 1, 2004 through February 28, 2005 is fairly stated, in all material respects.





/s/ KPMG LLP


May 23, 2005

                                Management Report




Management of CarMax Auto Superstores, Inc. (CarMax), as Servicer, is responsible for compliance with the servicing requirements in section 3.9 of the Sale and Servicing Agreement dated October 1, 2004, (the "Agreement") between CarMax Auto Funding LLC, as Seller, CarMax, as Servicer, and CarMax Auto Owner Trust 2004-2.



Management has performed an evaluation of CarMax's compliance with the aforementioned section of the Agreement during the period beginning on October 1, 2004 and ended February 28, 2005. Based upon this evaluation, management believes that, during the period beginning on October 1, 2004 and ended February 28, 2005, CarMax, as Servicer, was materially in compliance with the aforementioned section of the Agreement.







CarMax, Inc. and subsidiaries





/s/ Austin Ligon                                   /s/ Keith D. Browning
Austin Ligon                                       Keith D. Browning

President and Chief Executive Officer              Executive Vice President and
                                                   Chief Financial Officer








May 23, 2005

Excerpt from SALE AND SERVICING AGREEMENT, dated as of October 1, 2004 among CARMAX AUTO OWNER TRUST 2004-2, as Issuer, CARMAX AUTO FUNDING LLC, as Depositor, and CARMAX AUTO SUPERSTORES, INC., as Servicer



                  SECTION 3.9 Servicer's Certificate. On or before the Determination Date immediately preceding each Distribution Date, the Servicer shall deliver to the Depositor, the Seller, the Owner Trustee, the Indenture Trustee and each Paying Agent, with a copy to the Rating Agencies, a certificate of a Servicing Officer substantially in the form of Exhibit A (a "Servicer's Certificate") and attached to a Servicer's report containing all information necessary to make the transfers and distributions pursuant to Sections 4.5, 4.6 and 4.7, together with the written statements to be furnished by the Owner Trustee to the Certificateholders pursuant to Section 4.9 and by the Indenture Trustee to the Noteholders pursuant to Section 4.9 and pursuant to Section 6.6 of the Indenture. The Servicer shall separately identify (by account number) in a written notice to the Depositor, the Owner Trustee and the Indenture Trustee the Receivables to be repurchased by the Depositor or to be purchased by the Servicer, as the case may be, on the Business Day preceding such Distribution Date, and, upon request of one of the foregoing parties, each Receivable which became a Defaulted Receivable during the related Collection Period. The Servicer shall deliver to the Rating Agencies any information, to the extent it is available to the Servicer, that the Rating Agencies reasonably request in order to monitor the Trust.